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                                  EXHIBIT 5-1
                      OPINION OF KILPATRICK STOCKTON LLP

                            KILPATRICK STOCKTON LLP
                               ATTORNEYS AT LAW
                       1100 Peachtree Street, Suite 2800
                          Atlanta, Georgia 30309-4530
                            Telephone: 404.815.6500
                            Facsimile: 404.815.6555


October 8, 1999

Premiere Technologies, Inc.
3399 Peachtree Rd. NE, Suite 600
Atlanta, Georgia 30326

Gentlemen:

     At your request, we have examined the Registration Statement on Form S-3, File No. 333-________ (the "Registration Statement"), to be filed by Premiere Technologies, Inc., a Georgia corporation (the "Company"), with the Securities and Exchange Commission with respect to the registration under the Securities Act of 1933, as amended, of 448,844 shares of common stock, par value $0.01 per share, of the Company (the "common stock"), proposed to be sold by certain persons as shareholders of the Company.

     We represented the Company in connection with the merger of the Company's subsidiary with and into Intellivoice Communications, Inc. As merger consideration, the Company has issued and sold shares of common stock to the persons identified as Selling Shareholders in the Registration Statement. The Company has entered into a registration rights agreement with the Selling Shareholders. The Registration Statement will be filed pursuant to that registration rights agreement.

     In connection with the closing of the merger and the delivery of this opinion, we have examined such documents, corporate records, and other instruments related to the authorization and issuance of the common stock as we deemed relevant or necessary.

     Based upon the foregoing, it is our opinion that the shares of common stock proposed to be sold by the Selling Shareholders in accordance with the Registration Statement will be, when sold and paid for as contemplated by and described generally in the Registration Statement, validly issued, fully paid for, and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Opinion" in the prospectus included therein.

                                       Very truly yours,

                                       KILPATRICK STOCKTON LLP

                                       By:  /s/ James Steinberg
                                          ----------------------------
                                            James Steinberg, A Partner